Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-159772 on Form S-3 of our report dated February 26, 2010 relating to the financial statements of United States Natural Gas Fund, LP as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and the effectiveness of United States Natural Gas Fund, LP’s internal control over financial reporting dated February 26, 2010, appearing in this Annual Report on Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2009.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 1, 2010